Exhibit 10.1

magicJack VocalTec Ltd.
5700 Georgia Ave
West Palm Beach
FL 33405

February 1, 2012

Andrew M. MacInnes

Dear Andrew:

We are pleased to offer you a position with magicJack VocalTec Ltd. (hereafter referred to as the Company) as the President at a base salary of $200,000 to commence no later than March 1st, 2012. You will also be eligible for an annual management bonus, payable in cash, as determined by the Chief Executive Officer (“CEO”). Determination of the management bonus will be based on successful achievement of company and personal goals.

Additionally, you will be eligible for all of the same health benefits and vacation time that the CEO Daniel Borislow receives. The Company will indemnify you for actions taken in good faith and will maintain Director and Officers Liability Insurance coverage on your behalf.

You will also be granted a Sign On Bonus that entitles you to receive ten thousand ordinary shares of the Company. The amount of Sign On Bonus treated as income and subjected to federal income tax.

You will also be granted Restricted Share Award that entitles you to receive ten thousand ordinary shares of the Company on the second anniversary of the date of this offer letter (hereafter, the “Vesting Date”). All of these shares will vest upon a Change of Control (as defined below). The Restricted Share Award shall not vest unless you remain continuously employed by the Company through the Vesting Date.

You will also be granted a Sale Bonus that entitles you to receive a cash payment equal to one-half of one percent (0.50%) of the net equity proceeds from the sale of the Company if a Change of Control occurs (including without limitation, any merger, consolidation or other transaction or series of transactions having the same effect). Sales of shares held by beneficial owners Daniel Borislow and Menachem Goldstone shall not be deemed a Change of Control, unless their aggregate beneficial ownership increases to more than 50% of the ordinary shares outstanding prior to such sale. The sale bonus shall not vest unless you remain continuously employed by the Company through the consummation of such sale. Notwithstanding the aforementioned vesting requirement, in the event of your termination within six (6) months of the Change of Control, you will be entitled to the Sale Bonus as described herein. A Change in Control means the first to occur of any of the following events: (i) consummation of any sale, exchange, or other disposition of all or substantially all of the assets of the Company (together with the assets of the Company’s parent and direct and indirect affiliates), to any person or group of related persons; (ii) any person or group that becomes the ‘beneficial owners’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares representing more than 75% of the aggregate voting power of the issued and outstanding ordinary shares  entitled to vote in the election of directors of magicJack VocalTec Ltd. an Israeli Corporation or YMax Corporation. a Delaware Corporation.

Your employment, should you accept this offer, will be for no specified period. As an at-will relationship, either party may for any or no reason terminate the employment relationship at any time. However, should magicJack VocalTec Ltd. or its successors terminate your employment on May 1st, 2012 or thereafter for reasons other than Cause or you terminate your employment due to a significant diminution of your duties, change in your title (as described in this offer), or reduction in base compensation, you will receive a lump sum payment within 60 days equal to your annual base salary as a pre-agreed severance payment.

Please acknowledge your acceptance of this offer by signing, dating and returning this proposal to the undersigned. This letter does not constitute any employment contract or modification of the employment at-will doctrine, and it does not provide you with any contractual right for any period of time nor guarantee of continued employment.

I am very excited for you regarding this opportunity and its rewards for you and magicJack VocalTec.

Sincerely,

Daniel Borislow
Chief Executive Officer and Director

Agreed and accepted by:  Andrew MacInnes

Date: February 1st, 2012